EXHIBIT 99.1

To 8-K dated May 8, 2008

SEACOAST BANKING CORPORATION OF FLORIDA

Results of the 2008 Annual Meeting of Shareholders held on May 8, 2008

Proposal #1 – Election of Directors

	Voting shares in favor		Withheld Authority
	#	%

Stephen E. Bohner	16,292,811	96.9	526,807
T. Michael Crook	16,249,254	96.6	570,364
Douglas A. Gilbert	16,226,942	96.5	592,676
Dennis S. Hudson, III	16,391,739	97.5	427,879
Edwin E. Walpole, III	16,199,045	83.1	620,573

Proposal #2 – Approval and Adoption of 2008 Long-Term Incentive Plan

	#	%

Shares “For”	9,427,103	75.1
Shares “Against”	3,133,491
Shares “Abstain”	73,638

Proposal #3 – Adjournment of Annual Meeting

	#	%

Shares “For”	13,904,853	83.1
Shares “Against”	2,837,248
Shares “Abstain”	77,518